Exhibit 10.22

January 7, 2012

Pieter Muntendam, M.D.

642 Main Street

Boxford, MA 01921

Re:	Employment Agreement

Dear Pieter:

On behalf of BG Medicine, Inc. (the “Company”) and the entire Board of Directors of the Company (the “Board”), I am delighted to make this offer of employment with the Company. This offer letter agreement (the “Agreement”) describes the terms and conditions of your employment.

1. Position.

a. Effective Date; Position and Responsibilities. We anticipate that your employment hereunder shall begin effective on January 9, 2012 (the “Effective Date”). Your position shall be Executive Vice President, Chief Medical Officer (“CMO”), reporting to the Chief Executive Officer (“CEO”). In this key position, you shall have responsibility for developing the Company’s global product portfolio strategy to bring products, services and programs to market in compliance with global regulatory, legislative and medical/health requirements. You shall be expected to perform broader corporate responsibilities as may be assigned to you from time to time by the CEO. You agree to discharge such duties faithfully and diligently and shall dedicate your full business time to the business and affairs of the Company.

b. Limitation on Outside Activities. While you are employed hereunder, you shall not undertake any other employment, consultancy or other work engagement with any person or entity, or any directorship with any person or entity engaged in the research, development or commercialization of in vitro diagnostics, without the prior written consent of the Company, provided that you are required in any event to notify the Board if you undertake a directorship with any person or entity (whether or not engaged in research, development or commercialization of in vitro diagnostics), and further provided that nothing contained in this paragraph shall prevent or limit your right to manage your personal investments on your own personal time, including, without limitation the right to make passive investments in the securities of: (i) any entity which you do not control, directly or indirectly, and which does not compete with the Company, or (ii) any publicly held entity so long as your aggregate direct and indirect interest does not exceed two percent (2%) of the issued and outstanding securities of any class of securities of such publicly held entity. Additionally, so long as such activities do not interfere with your performance of your duties hereunder (including the devotion of business time and energies to the business and affairs of the Company, as described above), you may participate in civic and charitable activities, but shall not serve in any official capacity, including as a member of a board, without the prior written approval of the Board.

c. At-Will Employment. This Agreement and the accompanying documents and agreements summarize and set forth important terms about your employment with the Company. No provision of this Agreement shall be construed to create an express or implied employment contract, or a promise of employment for any specific period of time. As is generally true for Company employees, you shall be employed on an at-will basis, which means that neither you nor the Company is guaranteeing this employment relationship for a certain time period. Either of the parties hereto may choose to end the employment relationship at any time, for any reason, with or without notice, subject to the provisions herein. Other than the terms of this Agreement, the Company reserves the right to alter, supplement or rescind its employment procedures, benefits or policies (other than the employment at-will policy) at any time in its sole and absolute discretion and without notice.

2. Compensation.

a. Salary. Your initial base pay shall be at a rate of $12,916.66 on a semi-monthly basis ($310,000 on an annualized basis), minus customary deductions for federal and state taxes and the like, and payable in equal periodic installments in accordance with the Company’s normal payroll practices. Your salary shall be subject to annual performance review and adjustment, in the Company’s sole discretion. You understand and acknowledge that the annualized amount of this salary is set forth as a matter of convenience and does not constitute nor shall be deemed to constitute an agreement by the Company to employ you for any specific period of time.

b. Annual Performance Bonus. You shall be eligible to receive an annual performance bonus of up to fifty percent (50%) of your base salary, payable upon the achievement, as determined by the Compensation Committee of the Board, of performance goals to be set by the Compensation Committee of the Board on an annual basis. The annual performance bonus, if any, shall be paid to you no later than March 15th of the calendar year immediately following the calendar year in which it was earned. You must be employed by the Company at the time that any such annual performance bonus is paid in order to be eligible for and have earned any such annual performance bonus. Notwithstanding the foregoing, this section shall not impact your eligibility for a performance bonus based on the 2011 calendar year, which shall be payable, if at all, no later than March 15, 2012, provided that you must be employed by the Company at the time that any such 2011 performance bonus is paid.

c. Stock Options. This Agreement shall not impact the parties’ rights and obligations with respect to stock option grants made to you prior to the Effective Date, which rights and obligations shall be governed by the terms of the option agreements and stock plans applicable to such grants.

d. Retention Compensation.

(i) Equity Retention. Subject to the terms of and contingent upon your execution of a stock option agreement (the “Option Agreement”), and subject to Board approval, on the Effective Date you shall be granted a performance-based option to purchase 100,000 shares of common stock of the Company issued pursuant to the Company’s 2010 Employee, Director and Consultant Stock Plan (the “Stock Plan”), at an exercise price equal to the closing price of the Company’s common stock on the date of grant. If the Compensation Committee of the Board, in its sole discretion, determines that you have achieved the Retention Goals referenced in subsection (iii) below before December 31, 2012, with such determination to be made on or before January 31, 2013, then 100% of the option shall vest. If you are determined not to have achieved the Retention Goals, then the option will expire by its terms and be of no further force or effect.

(ii) Cash Retention. If the Compensation Committee of the Board, in its sole discretion, determines that you have achieved the Retention Goals referenced in subsection (iii) below before December 31, 2012, with such determination to be made on or before January 31, 2013, then you shall be paid a cash retention payment of $150,000, minus customary deductions for federal and state taxes and the like. Any cash retention payment to which you are determined to be entitled shall be paid to you no later than March 15, 2013.

(iii) Retention Goals. For the purposes of this Agreement, the term “Retention Goals” has the meaning ascribed to it on Schedule A attached hereto.

(iv) Impact of Change of Control on Retention Compensation. If a “Change of Control” (as defined below) occurs prior to December 31, 2012, and your employment with the Company is terminated for reasons other than for “Cause” or “Disability” (as these terms are defined in the Stock Plan) or your death subsequent to such Change of Control but prior to December 31, 2012, then, conditioned upon your execution of a separation agreement (which shall contain, among other things, a full and general release of claims to the Company and its affiliates and their respective directors, officers, agents and employees, in a form satisfactory to the Company) and upon your compliance with your obligations set forth in the Confidentiality Agreement: (A) 100% of the option described in subsection (i) above shall immediately vest and become fully exercisable, subject to the terms and conditions of the Option Agreement and Stock Plan, and (B) you shall immediately become eligible for the entire cash retention payment described in subsection (ii) above.

Any payments paid under this subsection (iv) shall commence on the sixtieth (60th) day following your separation from service, provided that, as stated above: (A) you sign and do not revoke the above-referenced separation agreement (which shall be provided to you within five (5) days following a qualifying separation from employment), and (B) you continue to comply with the Confidentiality Agreement.

For purposes of this Agreement, “Change of Control” means: (A) Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its Affiliates or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board does not approve; or (B) Merger/Sale of Assets. (i) A merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (ii) the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction requiring stockholder approval. “Change of Control” shall be interpreted, if applicable, in a manner, and limited to the extent necessary, so that it shall not cause adverse tax consequences under Section 409A.

e. Benefits. You shall be eligible to participate in the Company’s benefit plans to the same extent as, and subject to the same terms, conditions and limitations applicable to, other Company employees of similar rank and tenure. Summaries of each of the Company’s benefit plans are available to you. Any descriptions of benefits and other compensation arrangements set forth herein are meant to be summary in form and may be subject to change. If any benefit is provided pursuant to a benefit plan, the terms of that plan shall control.

In addition to the above, in each calendar year you shall be eligible to receive four (4) weeks of vacation and up to twelve (12) holidays, as set by the Company and subject to the Company’s vacation and holiday policies as in effect from time to time. Such time off should be scheduled to minimize disruption to the Company’s operations. These benefits, of course, may be modified, changed or eliminated, from time to time, at the sole discretion of the Company, and the provision of such benefits to you in no way changes or impacts your status as an at-will employee.

f. Reimbursements. The Company shall reimburse you for all ordinary, reasonable and documented out-of-pocket business expenses incurred by you in furtherance of Company business in accordance with the Company’s policies with respect thereto as in effect from time to time. You must submit any request for reimbursement no later than thirty (30) days following the date that such business expense is incurred. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and any successor statute, regulation and guidance thereto (“Section 409A of the Code”) including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

4. Severance Pay and Benefits upon Termination of Employment.

a. Termination Other Than for Cause, Death or Disability; Resignation on or Before December 31, 2012. Should: (i) the Company involuntarily terminate your employment for reasons other than for “Cause” or “Disability” (as these terms are defined in the Stock Plan) or death at any time, or (ii) you resign your employment with the Company hereunder for any reason on or before December 31, 2012 (other than in anticipation of a termination by the Company for “Cause”), then, conditioned upon your execution and non-revocation of a separation agreement which shall contain, among other things, a full and general release of claims to the Company and its affiliates and their respective directors, officers, agents and employees, in a form satisfactory to the Company, and upon your compliance with your obligations set forth in your December 13, 2004 letter agreement with the Company regarding non-competition, non-solicitation, protection of confidential information and ownership of intellectual property (the “Confidentiality Agreement”, as described in Section 7 below), then the Company shall provide you with: (i) payments equal to six (6) months of your then current base salary, payable in equal periodic installments over six (6) months in accordance with the Company’s normal payroll practices; and (ii) if the Company is subject to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or similar state law and if you properly elect to receive benefits under COBRA, six (6) months of your COBRA premiums at the Company’s normal rate of contribution for employees for your coverage at the level in effect immediately prior to your termination. If you are entitled to the payments and benefits described in this paragraph (a), then you shall not be entitled to the payments and benefits described in paragraph (b) below.

Any severance payments paid under this Section 4.a. shall commence on the sixtieth (60th) day following your separation from service, provided that, as stated above: (i) you sign and do not revoke the above-referenced separation agreement (which shall be provided to you within five (5) days following a qualifying separation from employment), and (ii) you continue to comply with the Confidentiality Agreement.

b. Termination Following a Change of Control. This Agreement shall not impact the parties’ rights and obligations with respect to the Amended and Restated Change of Control Cash Severance Agreement (the “Cash Severance Agreement”) dated August 1, 2007 between you and the Company, as amended from time to time (which generally provides for salary and health benefits for twelve (12) months under certain circumstances in connection with a change of control). Notwithstanding the foregoing, if you are entitled to the payments and benefits described in this paragraph (b) pursuant to the Cash Severance Agreement, then you shall not be entitled to the payments and benefits described in paragraph (a) above.

c. Nothing in this Section 4 shall alter your status as an at-will employee.

5. Certifications by You. By signing this Agreement, you are certifying to the Company that (a) your employment with the Company does not, and shall not, require you to breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements, including, without limitation, confidentiality, non-competition and non-solicitation agreements, with previous employers that are in conflict with your obligations to the Company); (b) to the extent you are subject to restrictive agreements, including, without limitation, confidentiality, non-competition and non-solicitation agreements, with any prior employer that may affect your employment with the Company, you have provided the Company with a copy of any such agreements; (c) your employment with the Company does not violate any order, judgment or injunction applicable to you, and you have provided the Company with a copy of any such order, judgment, injunction or agreement which may be applicable to you; and (d) all facts you have presented or shall present to the Company are accurate and true, including, but not limited to, all oral and written statements you have made to the Company pertaining to your education, training, qualifications, licensing and prior work experience on any job application, resume or c.v., or in any interview or discussion with the Company. Please understand that the Company does not want you to disclose any confidential information belonging to a previous employer or to incorporate the proprietary information of any previous employer into the Company’s proprietary information, and expects that you shall abide by restrictive covenants to prior employers.

6. Required I-9 Documentation. For purposes of completing the INS I-9 form, you must provide the Company with sufficient documentation to demonstrate your eligibility to work in the United States on or before your first day of employment. If you have any questions about what documentation you must provide, please contact Stacie Rader, Senior Vice President, Executive Operations and Human Resources. Your employment with the Company is conditioned on your eligibility to work in the United States.

7. Non-Competition, Confidentiality and Intellectual Property and Other Obligations by You. The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Moreover, as part of your employment with the Company, you have been and shall be exposed to, and provided with, valuable confidential and/or trade secret information concerning the Company and its present and prospective clients. Accordingly, in exchange for the offer of employment contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, you expressly reaffirm your obligations to the Company under your Confidentiality Agreement with the Company. You further acknowledge and agree that the offer of employment contained herein is conditioned on, and would not be made in the absence of, the reaffirmation above. Prior to accepting employment with any subsequent employer, you shall inform any such employer of any restrictions set forth herein which apply in any way to your activities for or employment by such employer.

8. Certain Events. In the event you receive payment pursuant to this Agreement and the Company (or its successor) is later required to restate its financial statements due in whole or in part to fraud or misconduct attributed to you, then you shall promptly repay to the Company (or its successor) any such amounts you received that were based in whole or part on the financial statements that were required to be restated and you shall not be entitled to any further payments that are based in whole or part on the financial statements that were required to be restated. In addition, your bonuses and other incentive-based compensation and profits on stock sales shall be subject to potential disgorgement pursuant to Section 304 of the Sarbanes-Oxley Act of 2002.

9. Compliance with Section 409A and 280G of the Code.

a. Notwithstanding any other provision of this Agreement to the contrary, if any amount (including imputed income) to be paid to you pursuant to this Agreement as a result of your termination of employment is “deferred compensation” subject to Section 409A of the Code, and if you are a “Specified Employee” (as defined under Section 409A of the Code) as of the date of your termination of employment hereunder, then, to the extent necessary to avoid the imposition of excise taxes or other penalties under Section 409A of the Code, the payment of benefits, if any, scheduled to be paid by the Company to you hereunder during the first six (6)-month period following the date of a termination of employment hereunder shall not be paid until the date which is the first business day after six (6) months have elapsed since your termination of employment for any reason other than death. Any deferred compensation payments delayed in accordance with the terms of this Section 9.a. shall be paid in a lump sum on the first business day after six (6) months have elapsed since your termination of employment. Any other payments shall be made according to the original schedule provided for herein.

b. If any of the benefits set forth in this Agreement are “deferred compensation” under Section 409A of the Code, then any termination of employment triggering payment of such benefits must constitute a “separation from service” under Section 409A of the Code before distribution of such benefits can commence. To the extent that the termination of your employment does not constitute a “separation from service” under Section 409A of the Code (as the result of further services that are reasonably anticipated to be provided by you to the Company at the time your employment terminates), any benefits payable under this Agreement that constitute “deferred compensation” under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a “separation from service” under Section 409A of the Code. For purposes of clarification, this Section 9.b. shall not cause any forfeiture of benefits on your part, but shall only act as a delay until such time as a “separation from service” occurs.

c. It is intended that each installment of the payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

d. Notwithstanding any other provision of this Agreement to the contrary, the Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A of the Code. Any provision inconsistent with Section 409A of the Code shall be read out of the Agreement. For purposes of clarification, this Section 9.d. shall be a rule of construction and interpretation and nothing in this Section 9.d. shall cause a forfeiture of benefits on the part of you.

e. If any payment or benefit you would receive under this Agreement, when combined with any other payment or benefit you receive pursuant to a Change of Control (for purposes of this section, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G the Internal Revenue Code of 1986, as amended and any successor statute, regulation and guidance thereto (“Section 280G of the Code”); and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes, and the Excise Tax, results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

f. You acknowledge and agree that the Company does not guarantee any specific tax treatment or tax consequences associated with any payment or benefit arising under this Agreement or otherwise with respect to your employment or termination thereof, including, but not limited to, consequences related to Section 409A or Section 280G of the Code, and that you shall be solely responsible for same.

10. General.

a. Integration. This Agreement, together with the agreements between you and the Company specifically referred to herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.

b. Modification; Amendment; Waiver. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

c. Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business. You may not assign your rights and obligations hereunder without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company shall be void.

d. Choice of Law; Jurisdiction; Waiver of Jury Trial. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof. By accepting this Agreement and offer of employment, you agree that any action, demand, claim or counterclaim in connection with any aspect of your employment with the Company, or any separation of employment (whether voluntary or involuntary) from the Company, shall be brought in the courts of the Commonwealth of Massachusetts or of the United States of America for the District of Massachusetts, and shall be resolved by a judge alone, and you waive and forever renounce your right to a trial before a civil jury.

e. Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to you shall be sent to your last known address in the Company’s records or such other address as you may specify in writing. Notices to the Company shall be sent to:

Attention: Chair, Board of Directors

B.G. Medicine, Inc.

610N Lincoln Street

Waltham, MA 02451

Or to such other Company representative as the Company may specify in writing, with a copy to:

William T. Whelan, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.

One Financial Center

Boston, MA 02111

f. Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes a signature by fax shall be treated as an original.

[Signature Page to Follow]

Please acknowledge acceptance of this Agreement by signing and dating below. Keep one copy for your files and return one executed copy to Stacie Rader, Senior Vice President, Executive Operations and Human Resources. This offer will remain open through 8 a.m. on January 9, 2012; if it is not accepted by you in writing before that time and date, it will expire and be of no further force or effect.

Very truly yours,

BG Medicine, Inc.

By:	/s/ Stéphane Bancel

Stéphane Bancel
Executive Chairman, Board of Directors,
BG Medicine, Inc.

Accepted and Agreed:

/s/ Pieter Muntendam
Pieter Muntendam, M.D.

Jan. 8, 2012
Date

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